UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Anika Therapeutics, Inc.

(Name of Registrant as Specified in its Charter)

Not applicable.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

June 25, 2024

Glass Lewis

100 Pine Street, Suite 1925

San Francisco, CA 94111

In response to the Glass Lewis (“GL”) report published on June 20, 2024 (the “Glass Lewis Report”) for the Annual Meeting of Anika Therapeutics, Inc. (“Anika”) stockholders (the “Annual Meeting”) on July 9, 2024, Anika is submitting this Report Feedback Statement to GL. Anika respectfully disagrees with the GL recommendation against the election of Stephen O. Richard, believes that Mr. Richard is unquestionably independent, and encourages all stockholders to vote FOR Mr. Richard at the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Election of Stephen O. Richard as a Director

Since joining our Board of Directors (the “Board”) in September 2020, Mr. Richard has made substantial contributions to the Board based on his extensive financial and risk management expertise, his experience working for a global medical technology company, and his international experience in the professional sports industry. Developed over a career spanning more than 30 years, including his current role as Senior Vice President, Chief Risk Officer and Chief Audit Executive at a global medical technology and products corporation, Becton, Dickinson and Company (“BD”), Mr. Richard’s insights are a significant asset that enhance the Board’s diversity of perspectives. Mr. Richard qualifies as a financial expert and serves as Chair of the Audit Committee, providing critical oversight of Anika’s financial reporting and risk management, as well as the Chair of the Capital Allocation Committee, providing guidance and recommendations to the Board regarding Anika’s capital allocation strategy.

With respect to Mr. Richard’s independence, Anika’s Board carefully reviewed the facts and circumstances regarding Anika’s business relationship with BD and determined that Mr. Richard meets our Standards for Director Independence, which are consistent with the corporate governance standards of NASDAQ and available on the investor relations portion of our website at https://ir.anika.com/governance-documents.

1.	As noted in the Glass Lewis report, our annual spend with BD has been $4.8M, $3.6M, and $3.2M over 2022, 2021, and 2020, respectively, representing less than 0.03% of BD’s annual revenues (reported as $19.4 billion as of September 30, 2023, the end of BD’s fiscal year). Our “Standards for Director Independence,” used by our Board in reviewing Mr. Richard’s independence, stipulate that a director will only be considered to have a material conflict of interest if he or she serves as an executive officer at another company that makes payments to or receives payments from Anika in an amount exceeding the greater of $1M or 2% of the other company’s consolidated gross revenues – a threshold clearly not surpassed by our spending with BD.

2.	As Chief Risk Officer and Chief Audit Executive at BD, Mr. Richard has no involvement in nor influence over BD’s sales processes or individual customer accounts.

3.	In his role on our Board, Mr. Richard similarly does not have any involvement in Anika’s day-to-day operations nor supply chain management.

ANIKA THERAPEUTICS, INC.

32 Wiggins Avenue

Bedford, MA 01730

www.anika.com

4.	Our agreement to procure supplies from BD was negotiated at arms-length, and pre-dated Mr. Richard’s appointment to our Board.

As such, Anika’s Board determined that Mr. Richard, in connection with his position at BD, does not have material relationships with Anika and qualifies as an independent director to continue his service on the Audit Committee and the Capital Allocation Committee.

We continue to welcome the opportunity to engage with the Glass Lewis Research Team and our stockholders to answer any questions related to this year’s director elections proposal or any other stewardship matters.

Sincerely,

David Colleran

General Counsel and Secretary

Anika Therapeutics, Inc.

ANIKA THERAPEUTICS, INC.

32 Wiggins Avenue

Bedford, MA 01730

www.anika.com